Exhibit 8.1

October 20, 2014

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

Re:                              United States Federal Income Tax Consequences of Agreement and Plan of Merger

Ladies and Gentlemen:

We have acted as special tax counsel to Mackinac Financial Corporation, a Michigan corporation (“Parent”), in connection with the proposed merger (“Merger”) of Peninsula Financial Corporation, a Michigan corporation (the “Company”) with and into PFC Acquisition, LLC, a Michigan limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 18, 2014, as amended effective as of October 17, 2014 by the First Amendment to Agreement and Plan of Merger.  Merger Sub will be the survivor of the Merger.  The Merger Agreement requires the Company to declare and pay prior to the Effective Time a special cash dividend on the Company common stock (the “Special Dividend”), which Special Dividend, calculated as of June 30, 2014, would have been in the approximate amount of $24.96 per share of the Company Common Stock.  Parent has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-4 (the “Registration Statement”), with respect to the voting common shares of Parent to be issued to holders of shares of common stock of the Company in connection with the Merger.  In addition, Parent and the Company have prepared a Joint Proxy Statement/Prospectus, which is contained in and made a part of the Registration Statement (the “Proxy Statement”).  You have requested in connection with the Registration Statement our opinion concerning the material United States federal income tax consequences of the Merger.  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) representations provided to us by Parent, Merger Sub, and the Company, and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Merger Agreement, Registration Statement and such other documents, certificates and records and that statements as to factual matters contained in the Merger Agreement and/or the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time and thereafter, as applicable.

2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

Detroit • Lansing • Oakland County • Ann Arbor • Kalamazoo

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.                                      All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine.  We have also assumed that there has been (or will be at the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof, including, without limitation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

2.                                      All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Merger Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the representation letters, are, or will be, true, complete and accurate at all relevant times.  We have also assumed that any statements and representations made in the representation letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification.

3.                                      The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); the Merger will qualify as a statutory merger under the Michigan Business Corporation Act; Parent, Merger Sub, the Company, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below; Parent, Merger Sub, and the Company will comply with all reporting obligations, if any, with respect to the Merger Agreement required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder; and the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

4.                                      We have assumed that the value at the Closing of the Parent common stock issued in the Merger will equal at least 40% of the value at the Closing of the total combined Merger consideration taking into account the amount of the Special Dividend (assuming that cash received with respect to the Special Dividend is treated as consideration received at the Closing in the Merger) and other relevant items.

Opinion — United States Federal Income Tax Consequences

Based upon and subject to the foregoing: (i) we are of the opinion that, under current United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code and (ii) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.                                      This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof.  An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion.  None of Parent, Merger Sub, or the Company has requested a ruling from the IRS (and no ruling will be sought) as to any of the United States federal income tax consequences addressed in this opinion.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the United States federal income tax laws after the Effective Time of the Merger.

2.                                      This letter addresses only the specific opinions set forth above.  This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).  Our opinion does not address (i) all aspects of United States federal income taxation that may be relevant to a particular Company shareholder in light of that shareholder’s individual circumstances or to a Company shareholder who is subject to special treatment under United States federal income tax law, and (ii) any state, local or foreign tax consequences of the Merger.  In particular, our opinion does not address whether the Special Dividend is properly characterized as additional consideration received by the Company shareholders in connection with the Merger or whether the Special Dividend is properly characterized in a different manner, such as a distribution that is treated as a dividend to the Company shareholders to the extent of the Company’s current and historical earnings and profits.

3.                                      Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the Merger Agreement and the Registration Statement.  If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable.  No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of the Merger Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement.  We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent.  We undertake no responsibility to update or supplement this letter.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP
HONIGMAN MILLER SCHWARTZ AND COHN LLP

JHC/JAH/PDT/JHK